Exhibit 99.1

Annaly Capital Management, Inc. Announces Information on CEO Michael Farrell’s Health

NEW YORK--(BUSINESS WIRE)--January 26, 2012--Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) today announced that its Chairman, President and Chief Executive Officer, Michael A.J. Farrell, was diagnosed with cancer and is undergoing chemotherapy.

“The good news is that it was caught early and is treatable,” said Mr. Farrell, “and I will continue to work my normal schedule with my seasoned management team. The Company will continue to adhere to our corporate values of transparency and prudent risk management and I, along with Annaly’s co-founder and Vice Chairman, Wellington Denahan-Norris, will maintain our ongoing commitment to ensure management continuity as a part of our normal course of business.”

Mr. Farrell continued: “My long-term prognosis is good. I will have a better sense over the next several months as I continue to undergo treatment and my doctors refine their diagnosis. In the meantime, I feel well and I want to thank my family, friends and colleagues for their support during this period of my life.”

Annaly manages assets on behalf of institutional and individual investors worldwide. The Company’s principal business objective is to generate net income for distribution to investors from its investment securities and from dividends it receives from its subsidiaries. Annaly is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities for purchase; the availability of financing and, if available, the terms of any financings; changes in the market value of our assets; changes in business conditions and the general economy; our ability to consummate any contemplated investment opportunities; risks associated with the businesses of our subsidiaries, including the investment advisory business of our wholly-owned subsidiaries, including: the removal by clients of assets managed, their regulatory requirements, and competition in the investment advisory business; risks associated with the broker-dealer business of our wholly-owned subsidiary; changes in government regulations affecting our business; our ability to maintain our qualification as a REIT for federal income tax purposes; and our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations, 888-8Annaly
www.annaly.com